Exhibit 99.1

FOR IMMEDIATE RELEASE

November 5, 2007

CONTACT:	Ronald J. Domanico
Senior Vice President and
Chief Financial Officer
(770) 948-3101

CARAUSTAR INDUSTRIES, INC. REPORTS

THIRD QUARTER 2007 RESULTS

ATLANTA, Georgia—Caraustar Industries, Inc. (NASDAQ: CSAR) today announced that sales from continuing operations for the third quarter ended September 30, 2007 were $209.6 million, a decrease of 10.7 percent compared to sales of $234.7 million for the same quarter in 2006. The cessation of production at four paper mills accounted for $9.3 million of the decrease in sales. Income from continuing operations for the third quarter of 2007 was $1.1 million, or $0.04 per share, compared to 2006 third quarter loss from continuing operations of $3.8 million, or $0.13 per share. Also included in income from continuing operations for the third quarter 2007 was approximately $500 thousand ($0.01 per share) for expenses related to a transformer failure at the company’s Austell Boxboard Mill Two. In the third quarter 2006 the company incurred accelerated depreciation and other divestiture costs of $2.7 million ($0.06 per share). The third quarter 2007 and 2006 results included pretax restructuring and impairment costs of approximately $157 thousand and $4.8 million, or $0.00 and $0.11 per share, respectively.

On October 2, 2007, Caraustar completed the sale of the assets of its composite can and plastics businesses to the Sonoco Products Company (Sonoco) for $20.2 million dollars. The company recognized a pretax impairment loss of $10.3 million in the third quarter 2007 and reflected the results of these operations in the accompanying financial statements as discontinued operations for all periods presented. Proceeds from the sale of the assets were used to reduce the company’s debt.

Total paperboard controlled volume (Caraustar mill tons sold plus outside paperboard purchased) for the third quarter of 2007 decreased approximately 47.6 thousand tons, or 16.9 percent, compared to the same quarter last year. The volume decrease was in part attributable to the company’s exit of the Sprague, CT mill, the cessation of CRB operations at the Rittman, OH mill, and the closures of the Lafayette, IN and Reading, PA mills. In the aggregate, those four mills contributed 31.1 thousand tons to overall reported volume for the third quarter 2006. Excluding these mills, total paperboard controlled in the third quarter 2007 compared to prior year decreased 16.5 thousand tons, or 6.6 percent, versus an industry decline of 3.0 percent. The rationalization of six converting facilities (two folding carton and four tube and core) over the same time period also adversely impacted volume. Mill margins decreased $7.8 per ton in the third quarter of 2007 compared to third quarter 2006, as a fiber increase of $38.4 per ton more than offset higher selling prices of $25.8 per ton and lower fuel and energy costs of $4.8 per ton. Tube and core margins decreased $2.6 per ton compared to the same period last year.

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• P. O. BOX 115 • AUSTELL, GA 30168-0115
AUSTELL THREADMILL COMPLEX • 5000 AUSTELL-POWDER SPRINGS ROAD • SUITE 300
AUSTELL, GA 30106-3227 • PHONE 770 . 948 . 3101
www.caraustar.com

Caraustar Industries, Inc.

November 5, 2007

Gypsum facing paper volume, including volume at the company’s Sweetwater paperboard mill, declined 15.9 percent compared to the same quarter last year. Offsetting this shortfall, overall production at the gypsum facing paper mills exceeded prior year as the company leveraged its flexibility in producing other paperboard grades. Caraustar’s 50-percent interest in the Premier Boxboard Limited (PBL) mill contributed $425 thousand in equity in income of unconsolidated affiliates for the third quarter 2007 compared to $1.5 million for the same period a year ago. This reduction is due to a decline in demand in the wallboard business, the result of a weaker housing market.

Nine-Month Period Ended September 30, 2007

Sales from continuing operations for the nine-month period ended September 30, 2007 were $650.3 million, a decrease of 10.9 percent compared to sales of $730.0 million for the same period in 2006. Loss from continuing operations for the nine-month period in 2007 was $10.6 million, or a loss of $0.37 per share, compared to income from continuing operations for the nine-month period in 2006 of $62.6 million, or $2.19 per share. Loss from continuing operations for the first nine months of 2007 included restructuring charges of $9.7 million. Income from continuing operations for the first nine months of 2006 included restructuring charges of $25.4 million, a gain of $135.2 million resulting from the sale of the company’s 50-percent interest in its Standard Gypsum joint venture, and a charge of $18.8 million associated with the redemption of the senior subordinated notes ($10.3 million loss on redemption and $8.5 million interest expense). Loss from operations decreased from a loss of $14.2 million for the nine-month period ended September 30, 2006 to a loss of $2.0 million for the same period in 2007. The primary factors for this decrease in loss from operations were lower restructuring and impairment costs of $15.7 million and a reduction in selling, general and administrative (SG&A) expenses from 13.2 percent of sales for the nine months ended September 30, 2006 to 11.9 percent of sales for the same period in 2007. Lower restructuring and impairment costs, as well as lower SG&A expenses, were partially offset by higher energy prices and higher recovered fiber costs. For the nine months ended September 30, 2007, Caraustar’s 50-percent share of PBL’s income was $932 thousand compared to $5.1 million for the same period last year. Year-to-date, Caraustar received $1.0 million in cash distributions in 2007 and $8.0 million in 2006.

Michael J. Keough, president and chief executive officer of Caraustar, commented, “Results for the third quarter 2007 were improved both sequentially and year-over-year against a challenging market backdrop. Market demand has softened across all grades. Our mill tons sold decreased 6.6 percent after considering exited facilities. Mill operating capacity was 91.8 percent for third quarter 2007 compared to 92.1 percent for the third quarter 2006, and versus industry operating rates of 93.8 and 90.3 percent, respectively. Rising fiber costs pressured margins in the third quarter. Energy has been relatively flat but recent increases in oil prices could impact fourth quarter results.

“We completed the sale of certain non-core assets during the third quarter, which were funded on October 3 and, thus, the cash impact is not reflected in our third quarter financials. Our liquidity position subsequent to quarter end improved significantly as more fully discussed below.

“We have nearly completed our transformation activities and continue to focus and to invest in our core businesses. I am pleased to report that our two new presses in Charlotte and Grand Rapids are running well and have given us state-of-the-art printing capabilities in our folding carton group while lowering our overall cost structure. Our three new high-speed tube and core winders will also lower costs and offer innovative packaging and paperboard products to our customers. This past quarter we introduced StaSquare 32, an exceptional recycled paperboard grade used in the manufacture of hardbound trade books, juvenile books, library binding books, game boards and point-of-purchase displays.

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Caraustar Industries, Inc.

November 5, 2007

“PBL, our joint venture mill in Indiana, is sold out, and we expect it to remain so through the balance of the year. We are running a mix of roughly 50-percent gypsum and 50-percent containerboard. The product mix at PBL has changed in that we are running less gypsum facing as a result of the housing downturn, but the flexibility of the PBL model and concerted marketing efforts are paying off. We expect to see price improvement this fall in the containerboard segment of about $40 per ton.

“Our SG&A costs were down both as a percent of sales and on a dollar basis sequentially, and when compared to third quarter last year. We continue to aggressively pursue further SG&A reduction with disciplined cost-take-out activities addressing operations and our corporate headquarters.”

Liquidity

The company ended the quarter with a cash balance of $780 thousand compared to $1.0 million at December 31, 2006. For the nine-month periods ended September 30, 2007 and 2006, the company used $5.5 million and provided $3.8 million of cash in operating activities, respectively. The increase in cash used from operations versus 2006 was primarily due to lower operating results. Capital expenditures decreased nine months year-to-date to $20.7 million in 2007 from $27.9 million in 2006.

As of September 30, 2007, the company had $49.4 million in borrowings outstanding under its $135.0 million senior secured credit facility and had $15.4 million in letters of credit outstanding. As of September 30, 2007, the company had availability under the revolving portion of the Senior Credit Facility of $31.7 million. Subsequent to the end of the quarter, asset sale proceeds reduced borrowings outstanding under the senior secured credit facility by approximately $19.9 million. Also, subsequent to the end of the quarter, the company received a $1.0 million distribution from PBL.

Cash restructuring costs related to the closure of facilities were $2.4 million in the third quarter of 2007 compared to $1.5 million in the same quarter in 2006.

Caraustar Industries, Inc. will host a conference call that will be webcast live to review third quarter 2007 results. The call will be on Monday, November 5, 2007 at 9:00 a.m. (EST). In order to listen to the webcast of its conference call, participants can log on to the Caraustar website at www.caraustar.com and look for the webcast button/icon on the “Investor Relations” page.

Caraustar Industries, Inc. (NASDAQ: CSAR), a recycled packaging company, is one of the world’s largest integrated manufacturers of converted recycled paperboard. The company is a socially responsible corporation, is committed to environmentally sound practices and is dedicated to providing customers with outstanding value through innovative products and services. Caraustar has developed its leadership position in the industry through diversification and integration from raw materials to finished products. Caraustar serves the four principal recycled boxboard product end-use markets: tubes and cores; folding cartons; gypsum facing paper and specialty paperboard products. For additional information on Caraustar, please visit the company’s website at www.caraustar.com.

This press release contains certain “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent the company’s expectations, anticipations or beliefs about future events, operating results, financial condition, business plans and industry trends and their potential impact on the company’s business and financial results. Statements that are not statements of historical fact, as well as statements including words such as “expect,” “intend,” “will,” “believe,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “plan,” “may,” “would,” “could,” “should,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking

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Caraustar Industries, Inc.

November 5, 2007

statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by such statements. Such risk factors include, among others: fluctuations in raw material prices and energy costs, increases in pension and insurance costs, downturns in industrial production, housing and construction and the consumption of durable and nondurable goods, the degree and nature of competition, the degree of market receptiveness to price increases and energy surcharges, changes in demand for the company’s products, the degree of success achieved by the company’s new product initiatives, uncertainties related to the company’s ability to successfully complete its announced strategic transformation plan, future financing plans and needs, the impact on the company of its results of operation in recent years and the sufficiency of its financial resources to absorb the impact, changes in government regulations, the company’s ability to service its substantial indebtedness, and unforeseen difficulties with the consolidation, integration of the company’s accounting and control operations and IT systems. Additional relevant risk factors that could cause actual results to differ materially are discussed in the company’s registration statements and its most recent reports on Form 10-K, 10-Q and 8-K, as amended, filed with or furnished to, the Securities Commission. These documents may be accessed through the web site of the Securities and Exchange Commission (www.sec.gov). The company does not undertake any obligation to update any forward-looking statements and is not responsible for any changes made to this press release by wire or Internet services.

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Caraustar Industries, Inc.

Unaudited Supplemental Data

Volume Sold (tons):

	In thousands
	Q3 2007	Q2 2007	Q1 2007	Q4 2006	Q3 2006
CSAR Mill Tons Sold (Market) *	111.4	112.5	117.6	119.7	145.2
CSAR Mill Tons Converted	83.7	86.4	79.7	77.0	90.9

Total CSAR Mill Tons *	195.1	198.9	197.3	196.7	236.1
Outside Paperboard Purchased	38.6	40.3	41.5	41.3	45.2

Total Paperboard Controlled *	233.7	239.2	238.8	238.0	281.3

Tube & Core Tons	77.4	77.6	75.6	76.2	81.0
Folding Carton Tons	55.4	56.8	57.7	56.5	78.5
Gypsum Paper Tons *	50.1	52.0	50.5	51.3	59.6
Other Specialty Tons *	50.8	52.8	55.0	54.0	62.2

Total Paperboard Controlled *	233.7	239.2	238.8	238.0	281.3

PBL gypsum facing and other specialty paper sold *	35.0	36.3	35.8	35.1	42.0

Changes in Selling Price and Costs ($/ton):

	Q3 2007 vs. Q3 2006	Q3 2007 vs. Q2 2007
Mill Average Selling Price	$25.8	$1.2
Mill Average Fiber Cost	38.4	12.5
Mill Average Fuel & Energy Cost	(4.8)	(2.2)

Net Decrease	$(7.8)	$(9.1)

Tubes and Cores Average Selling Price	$60.5	$0.5
Tubes & Cores Average Paperboard Cost	63.1	8.6

Net Decrease	$(2.6)	$(8.1)

Reconciliation of Net Cash (Used in) Provided by Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (as defined by our Senior Credit Facility Agreement):

	In thousands
	Q3 2007	Q2 2007	Q1 2007	Q4 2006	Q3 2006
Net cash provided by (used in) operating activities	$6,755	$(4,381)	$(7,847)	$(6,963)	$7,399
Changes in working capital items and other	(2,188)	7,211	2,400	6,914	(3,575)
Benefit for income taxes	(1,289)	(1,533)	(3,290)	(8,069)	(1,609)
Change in deferred taxes	1,438	1,616	3,414	6,009	(1,134)
Interest expense	4,880	4,829	4,650	4,391	4,397
Return of investment in unconsolidated affiliates	—	—	—	—	1,536

EBITDA **	$9,596	$7,742	$(673)	$2,282	$7,014

*	Includes gypsum facing and other specialty paper sold by Caraustar’s 50%-owned, unconsolidated Premier. Boxboard (“PBL”) joint venture.
**	This item is not a financial measure under generally accepted accounting principals (GAAP) in the United States. Because this item is not a GAAP financial measure, other companies may present similarly titled items determined with differing adjustments. Accordingly, this measure as presented should not be used to evaluate the Company’s performance by comparison to any similarly titled measures presented by other companies. The Company has included this non-GAAP financial measure because it uses this measure, and believes this measure is useful in evaluating the Company’s ongoing comparable operating results, cash position and its ability to generate cash. The tables above include a reconciliation of this non-GAAP financial measure with the most comparable GAAP measurement. Investors are strongly urged to review these reconciliations. In addition, the exclusion of certain adjustment items in the calculation of these non-GAAP measures does not imply that such items are non-recurring, infrequent or unusual. The Company has experienced such items in prior periods, and may experience similar items in future periods.

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Sales	$209,631	$234,736	$650,304	$730,011
Cost of goods sold	180,638	200,930	565,299	622,832
Selling, general and administrative expenses	22,777	30,600	77,338	96,008

Income from operations before restructuring and impairment costs	6,216	3,206	7,667	11,171
Restructuring and impairment costs	157	4,820	9,667	25,399

Income (loss) from operations	6,059	(1,614)	(2,000)	(14,228)
Other (expense) income:
Interest expense	(4,880)	(4,397)	(14,359)	(21,522)
Interest income	56	109	158	3,734
Equity in income of unconsolidated affiliates	430	1,455	944	5,106
Loss on redemption of senior subordinated notes	—	—	—	(10,272)
Gain on sale of interest in unconsolidated affiliates	19	—	19	135,247
Other, net	76	(14)	174	70

	(4,299)	(2,847)	(13,064)	112,363

Income (loss) from continuing operations before income taxes and minority interest	1,760	(4,461)	(15,064)	98,135
(Provision) benefit for income taxes	(652)	730	4,436	(35,414)
Minority interest in income	—	(19)	—	(102)

Income (loss) from continuing operations	1,108	(3,750)	(10,628)	62,619

Discontinued operations:
Loss from discontinued operations before income taxes	(9,539)	(2,201)	(8,790)	(4,453)
Benefit for income taxes of discontinued operations	1,941	879	1,676	1,658

Loss from discontinued operations	(7,598)	(1,322)	(7,114)	(2,795)

Net (loss) income	$(6,490)	$(5,072)	$(17,742)	$59,824

Basic income (loss) per common share
Continuing operations	$0.04	$(0.13)	$(0.37)	$2.19

Discontinued operations	$(0.27)	$(0.05)	$(0.25)	$(0.10)

Net (loss) income	$(0.23)	$(0.18)	$(0.62)	$2.09

Weighted average number of shares outstanding	28,626	28,584	28,615	28,568

Diluted income (loss) per common share
Continuing operations	$0.04	$(0.13)	$(0.37)	$2.19

Discontinued operations	$(0.26)	$(0.05)	$(0.25)	$(0.10)

Net (loss) income	$(0.22)	$(0.18)	$(0.62)	$2.09

Diluted weighted average number of shares outstanding	28,872	28,584	28,615	28,606

CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$780	$1,022
Receivables, net of allowances	95,419	85,577
Inventories	64,594	75,041
Refundable income taxes	1,296	172
Current deferred tax assets	5,819	9,272
Other current assets	9,651	8,354
Assets of discontinued operations held for sale	19,800	—

Total current assets	197,359	179,438
Property, plant and equipment:
Land	9,586	10,316
Buildings and improvements	84,167	93,275
Machinery and equipment	405,853	436,705
Furniture and fixtures	32,105	29,975

	531,711	570,271
Less accumulated depreciation	(284,590)	(306,666)

Property, plant and equipment, net	247,121	263,605

Goodwill	122,542	127,574

Investment in unconsolidated affiliates	41,252	41,574

Other assets	11,536	12,084

	$619,810	$624,275

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt	$12,835	$5,830
Accounts payable	66,356	65,033
Accrued interest	6,022	1,482
Accrued compensation	10,689	10,127
Capital lease obligations	205	544
Other accrued liabilities	24,605	27,458

Total current liabilities	120,712	110,474

Long-term debt, less current maturities	272,362	260,092

Long-term capital lease obligations	21	91

Deferred income taxes	25,593	43,315

Pension liability	32,365	38,854

Other liabilities	24,872	9,863

Shareholders’ equity
Common stock	2,945	2,909
Additional paid-in capital	192,454	191,411
Retained deficit	(28,353)	(7,502)
Accumulated other comprehensive loss	(23,161)	(25,232)

Total shareholders’ equity	143,885	161,586

	$619,810	$624,275

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CARAUSTAR INDUSTRIES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	For the Nine Months Ended September 30,
	2007	2006
Operating activities:
Net (loss) income	$(17,742)	$59,824
Depreciation and amortization	15,256	16,884
Write-off of deferred debt costs	—	155
Equity-based compensation expense	872	867
Loss on redemption of senior subordinated notes	—	10,272
Restructuring and impairment costs	9,995	20,723
Deferred income taxes	(6,468)	29,260
Gain on sale of interest in unconsolidated affiliates	(19)	(135,247)
Loss on sale of assets held for sale	—	2,073
Equity in income of unconsolidated affiliates	(944)	(5,106)
Distributions from unconsolidated affiliates	1,000	5,080
Changes in operating assets and liabilities, net of acquisitions	(7,423)	(936)

Net cash (used in) provided by operating activities	(5,473)	3,849

Investing activities:
Purchases of property, plant and equipment	(20,677)	(27,881)
Proceeds from disposal of property, plant and equipment	6,003	712
Proceeds from sale of assets held for sale	—	22,390
Acquisition of businesses, net of cash acquired	—	(11,059)
Changes in restricted cash	(115)	10,610
Net proceeds from the sale of interest unconsolidated affiliates	161	148,460
Return of investment in unconsolidated affiliates	41	2,920
Investment in unconsolidated affiliates	(78)	—

Net cash (used in) provided by investing activities	(14,665)	146,152

Financing activities:
Proceeds from senior credit facility—revolver	107,436	35,332
Repayments of senior credit facility—revolver	(89,781)	(34,520)
Proceeds from short and long-term debt	7,005	35,000
Repayments of short and long-term debt	(4,375)	(275,570)
Deferred debt costs	—	(1,139)
Payments for capital lease obligations	(409)	(373)
Issuances of stock, net of forfeitures	20	92

Net cash provided by (used in) financing activities	19,896	(241,178)

Net change in cash and cash equivalents	(242)	(91,177)
Cash and cash equivalents at beginning of period	1,022	95,152

Cash and cash equivalents at end of period	$780	$3,975

Supplemental Disclosures:
Cash payments for interest	$11,583	$23,122

Income tax payments, net of refunds	$247	$2,453

Property acquired under capital leases	$—	$36

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